Exhibit 10.6

GE Licensing

Jean K. Testa

Associate General Counsel

1 Research Circle

Niskayuna, NY 12309

T [*]

[*]

December 1, 2020

VIA EMAIL

John P. Campi

Chief Executive Officer

Sky Technologies

4400 North Point Pkwy., Ste.265

Alpharetta, GA 30022

Email: [*]

Re: Re-Payment Plan for Trademark License Agreement Number between SQL Lighting & Fans, LLC (“SQL”) and GE Trademark Licensing, Inc. (“GE”), dated June 15, 2011 and all subsequent amendments (“the Agreement”)

Dear John:

This letter serves to memorialize GE’s and SQL’s discussions and mutual agreement related to a repayment plan for SQL’s overdue and outstanding royalties owed under Section 3.3 of the Agreement. Both parties acknowledge that SQL’s royalty payment obligation is $4.4M owed in accordance with table in Section 3.3 plus interest of $0.7M, as calculated in accordance with Section 8.4. These amounts are not in dispute.

GE and SQL acknowledge that SQL has undergone a significant shift in market strategy and products, and GE is willing to accept this repayment plan to remedy any outstanding royalties as well as to restructure any future royalties owed. The parties acknowledge GE will not exercise its rights under the Agreement at this time, including termination under Section 20.1 and cessation of use of the GE trademark under Section 20.10 provided SQL undertakes this repayment plan. However, GE reserves its rights, and all other rights afforded to GE under the Agreement and at law, if SQL does not comply with the below repayment plan on a timely basis.

GE is willing to offer the following terms to restructure and repay the amount owed, and subject to the Contingency Payments below:

Period	Quarterly Amount	Total Year Amount
November 2020 - December 2020	$100,000	$100,000
January 2021- December 2021	$125,000	$500,000
January 2022- December 2022	$300,000	$1,200,000
January 2023- December 2023	$825,000	$3,300,000

Payment Due Dates: The Quarterly Amount due in 2020 is due December 7, 2020. All subsequent Quarterly Amounts are due as follows: March 26 (first quarter), June 26 (second quarter), October 26 (third quarter) and December 26 (fourth quarter).

Contingency Payments: The repayment plan above assumes SQL does not receive any funding rounds. In the event SQL receives significant funding rounds of at least $50MM (fifty million dollars) after the date of this letter, SQL agrees to use a portion of such funding towards paying aged amounts of $2.4MM first and any excess amounts received shall be will be deducted from the later payments due under of the repayment plan.

Example: If SQL received funding in year 2021 in the amount of $50MM, SQL is obligated to pay GE the aged amount of $2.4M upon receipt of funding and the amount due in 2023 shall reflect this payment and only $900,000 will be due in 2023 (in 4 equal quarterly payments of $225,000).

Consequences for late payments: SQL’s failure to make timely payments under this repayment plan will result in a breach of contract and a demand notice for payment will be sent by GE. In the event that SQL does not pay the scheduled amount within 30 business days of notice, GE will be entitled to activate the termination-process per Section 20.1 of the agreement.

This Letter Agreement has been sent via email in accordance with Section 11.1 (c) of the agreement, will be considered confirmed as received with no-bounce back and a follow-up telephone call. Kindly promptly confirm receipt and call Tom Buccellato at [*] to confirm by phone.

If SQL this repayment plan acceptable, please provide your written approval by signing below and return to me by email.

Any further notices under the Agreement should be directed to:

General Electric Company

Attn: GE Licensing Associate General Counsel

1 Research Circle

Niskayuna, NY 12309

Email: [*]

Respectfully submitted,

Jean K. Testa

AGREED TO:

By:	/s/ John Campi
Title:	CEO

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